Exhibit 11.1

EXHIBIT

AUDITOR’S CONSENT

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Offering Circular on Form 1-A of GenesisAI Corporation of our report dated April 30, 2021, related to the consolidated financial statements of GenesisAI Corporation as of December 31, 2020 and 2019 and for the years then ended, and our report dated November 24, 2021, related to the consolidated financial statements of GenesisAI Corporation as of June 30, 2021 and for the six months then ended.

Yours truly,

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, Utah

February 1, 2022